EXHIBIT 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

15% SECURED PROMISSORY NOTE

Issuance Date: August 30, 2007	Principal: $1,750,000

FOR VALUE RECEIVED, MATRITECH, INC., a corporation organized under the laws of Delaware (the “Borrower”), hereby promises to pay to the order of ____________________________, or their registered assigns (the “Holder”), (i) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof); (ii) interest (“Interest”) on any outstanding Principal at the rate of fifteen percent (15.0%) per annum for any portion of the first ninety (90) days from the date set out above as the Issuance Date (the “Issuance Date”) and at the rate of eighteen percent (18.0%) per annum for any period after the first ninety (90) days from the Issuance Date (except as otherwise provided herein) (the “Interest Rate”), when such outstanding Principal becomes due and payable, whether upon the Maturity Date, acceleration, redemption or otherwise (in each case, in accordance with the terms hereof); and (iii) the Prepayment Premium (as defined below), which shall be payable upon the prepayment of this Note in accordance with Article I, Section C below or the Premium, which shall be payable when the outstanding Principal becomes due and payable, whether upon the Maturity Date, acceleration, redemption or otherwise (in each case, in accordance with the terms hereof).

           The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.  This Note is being issued by the Borrower along with similar secured promissory notes designated as Series C 15% Secured Promissory Notes (the “Other Series C Notes” and, together with this Note, the “Series C Notes”) pursuant to that certain Securities Purchase Agreement dated as of August 30, 2007, between the Borrower and the other signatories thereto (the “Securities Purchase Agreement”).  The obligations under this Note and the Other Series C Notes are secured as provided in a Second Amended and Restated Security Agreement (the “Security Agreement”), dated as of the date hereof, by the Borrower in favor of the Collateral Agent (as defined in the Securities Purchase Agreement) for the benefit of the Holder of the Series C Notes, the Holders of the Series B 15% Secured Convertible Promissory Notes dated January 22, 2007 (the “Series B Notes”) and the holders of the 15% Secured Convertible Promissory Notes dated January 13, 2006 (the “Series A Notes” and collectively with the Series B Notes and the Series C Notes, the “Secured Convertible Notes”).

As provided in the Securities Purchase Agreement and in connection with the Asset Purchase Closing (as such term is defined in the Securities Purchase Agreement), the Security Agreement and the Contingent License Agreement (as defined below) shall each be terminated and replaced with the Pledge Agreement (as such term is defined in the Securities Purchase Agreement) (such agreement, the “Pledge Agreement”).  The Series C Notes, the Security Agreement, the Pledge Agreement, and the Second Amended and Restated Contingent License Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent for the benefit of the Holders of this Note and of the other Secured Convertible Notes (the “Contingent License Agreement”) are collectively referred to herein as the “Transaction Documents.”

ARTICLE I

PAYMENT OF PRINCIPAL AND INTEREST

A.  Payment of Principal.  On the Maturity Date, the Holder shall surrender this Note to the Borrower and the Borrower shall pay to the Holder, an amount in cash, equal to all outstanding Principal and the accrued and unpaid Interest thereon, and a premium equal to twenty-nine percent (29.0%) of the then outstanding Principal (the “Premium”); provided that if the Maturity Date occurs as a result of the Borrower’s consummation of a Change of Control in which the Borrower receives consideration in shares of capital stock of the acquiring party, the Borrower shall make such payment on the Payment Date instead of the Maturity Date.

B.  Payment of Interest.  Interest shall accrue at the Interest Rate on the unpaid principal balance hereof from the Issuance Date until the same is paid, whether at maturity, or upon prepayment, repayment, or otherwise; provided that if the Maturity Date occurs as a result of the Borrower’s consummation of a Change of Control in which the Borrower receives consideration in shares of capital stock of the acquiring party, Interest shall continue to accrue on this Note until the Payment Date instead of the Maturity Date.  Interest shall be calculated based on a 365 day year and shall be payable in arrears on the Maturity Date or the Payment Date, as applicable.  On the Maturity Date, the Holder shall surrender this Note to the Borrower and the Borrower shall pay to the Holder, an amount in cash, representing all outstanding Principal, the accrued and unpaid Interest thereon and the Premium; provided that if the Maturity Date occurs as a result of the Borrower’s consummation of a Change of Control in which the Borrower receives consideration in shares of capital stock of the acquiring party, the Borrower shall make such payment on the Payment Date instead of the Maturity Date.  Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twenty-four percent per annum (24.0%) (the “Default Rate”).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  Interest on overdue interest shall accrue at the same rate compounded quarterly.

C.  Prepayment.  The Borrower may at any time and from time to time upon thirty (30) calendar days’ prior written notice to the Holder prepay the outstanding Principal in cash,

in whole or in part, without premium or penalty, except as provided in the next sentence.  Any such prepayment shall be accompanied by payment in cash of a premium equal to twenty-nine percent (29.0%) of the amount of such prepayment constituting repayment of Principal (the “Prepayment Premium”), plus all accrued and unpaid interest on the Principal being prepaid.  A Change of Control, as defined herein, shall automatically trigger prepayment in full of the Series C Notes and the payment of the required Prepayment Premium, without the need for any prior notice by Borrower pursuant to this Article I.C and without any additional payment of the Premium, provided that if the Borrower consummates a Change of Control in which the Borrower receives consideration in shares of capital stock of the acquiring party, the Borrower shall make such payment on the Payment Date instead of the Maturity Date.  The Borrower shall not prepay the Series C Notes except contemporaneously with prepayment of the other outstanding Secured Convertible Notes and if any such prepayment is made, the Borrower shall prepay the Series C Notes and the other outstanding Secured Convertible Notes pro rata, based on the total amounts due on the Series C Notes and the other Secured Convertible Notes at the time of prepayment, and any such prepayment among the Series C Notes and all other outstanding Secured Convertible Notes shall be in a minimum amount equal to $500,000 and in incremental amounts equal to $100,000 in excess of such minimum amount.  For the avoidance of doubt, in no event shall the Borrower be obligated to pay both the Premium and the Prepayment Premium.

D.  Manner of Payments.  All cash payments of principal and interest shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America.  All cash payments shall be made at such address as the Holder shall have given or shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.  If any payment to be made hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

ARTICLE II

INTENTIONALLY OMITTED.

ARTICLE III

INTENTIONALLY OMITTED.

ARTICLE IV

INTENTIONALLY OMITTED.

ARTICLE V

INTENTIONALLY OMITTED.

ARTICLE VI

EVENTS OF DEFAULT

A.  Events of Default.  In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being an “Event of Default”):

(i)  the Borrower fails (a) to pay any amount of Principal, Interest or other amounts owing under the Series C Notes or any other Transaction Document, within three (3) business days after the applicable due date, at maturity, on the Payment Date, upon acceleration or otherwise or (b) after giving notice of any prepayment, to effect the prepayment in accordance with the terms of such notice or within three (3) trading days after the date for prepayment specified in such notice;

(ii)   the Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(iii)  bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower and if instituted against the Borrower or any subsidiary of the Borrower by a third party, shall not be dismissed within sixty (60) days of their initiation;

(iv)  the Borrower shall:

(a)  either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Borrower in excess of $250,000 due to any third party, other than payments contested by the Borrower in good faith, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist (A) any Event of Default under and as defined herein in the Secured Convertible Notes or (B) any other default or event of default under any agreement (including, without limitation, the Secured Convertible Notes) binding the Borrower, which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Borrower;

(b)  have thirty-five percent (35%) or more of the voting power of its capital stock owned beneficially by one person, entity or “group” (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

(v)  except with respect to matters covered by subparagraphs (i) – (iv) above, as to which such applicable subparagraphs shall apply, the Borrower otherwise shall breach any material term hereunder or under the other Transaction Documents, including, without limitation, the representations and warranties contained herein or therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and/or the covenants contained herein or therein, and if such breach is curable, shall fail to cure such breach within ten (10) business days after the Borrower has been notified thereof in writing by the Holder;

then, upon the occurrence of any such Event of Default, at the option of the Holder, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a “Default Notice”) to the Borrower while such Event of Default continues, the Borrower shall prepay, in satisfaction of its obligation to pay the outstanding Principal and accrued and unpaid interest thereon and the Prepayment Premium, an amount equal to the Default Amount (as defined in Article VI.B below); provided, however, that in the case of an Event of Default described in clauses (ii) and (iii) of this Article VI.A, the Borrower’s obligation hereunder to pay the Default Amount shall be automatic and shall not require the delivery of a Default Notice by the Holder.  Such Default Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which are hereby expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.  For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iii) and (iv) above shall immediately constitute an Event of Default and there shall be no cure period.

Notwithstanding the foregoing, in the event of the Borrower’s consummation of a Change of Control in which the Borrower receives consideration in shares of capital stock of the acquiring party, the Holder may not issue a Default Notice for (a) any Event of Default occurring under Article VI.A(i) with respect to non-payment of any Principal, Interest or other payment due or (b) any Event of Default occurring under Article VI.A(iv)(a) with respect to any failure to pay the holders of, or allowing an Event of Default to exist under, the Secured Convertible Notes or the Borrower’s Series A Convertible Preferred Stock until ten (10) business days after the later to occur of the Payment Trigger Events; provided, however, that the Holder need not forbear on issuance of a Default Notice for more than ninety (90) days after the closing of the Change of Control transaction..  If the Holder delivers a Default Notice to the Borrower before the tenth (10th) business day after the later to occur of the Payment Trigger Events, the Default Notice shall not be considered received by the Borrower until the tenth (10th) business day after the later to occur of such Payment Trigger Events.

B.  Definition of Default Amount.  The “Default Amount” with respect to this Note means an amount equal to:

V   x   R

where:

“V” means the aggregate principal amount outstanding of the Series C Notes required to be prepaid plus all accrued and unpaid interest thereon through the date of payment of the Default Amount hereunder; and

“R” means one hundred and twenty-nine percent (129%).

C.  Failure to Pay Default Amounts.  If the Borrower fails to pay the Holder the Default Amount with respect to this Note within five (5) business days after its receipt of a Default Notice (the “Prepayment Date”), then the Holder shall be entitled to interest on the Default Amount at a rate equal to the lower of two percent (2.0%) per month and the highest interest rate permitted by applicable law (the “Default Rate”) from the date on which the Borrower receives the Default Notice until the date of payment of the Default Amount hereunder.  In the event the Borrower is not able to prepay this Note and all of the outstanding Secured Convertible Notes required to be prepaid on the Prepayment Date (including for such purpose all Secured Convertible Notes subject to Default Notices delivered prior to the Prepayment Date), the Borrower shall prepay the outstanding amount of this Note and of the Secured Convertible Notes to each holder of this Note and the Secured Convertible Notes pro rata, based on the total amounts due on this Note and the Secured Convertible Notes at the time of prepayment and required to be prepaid on the Prepayment Date relative to the total amounts due under this Note and the Secured Convertible Notes on the Prepayment Date.

D.  Accord with Prepayment Premium Provisions.  For the avoidance of doubt, if an Event of Default (as defined herein) were to occur and the Borrower were then to be required to pay the Holder the Default Amount, then the Borrower shall be relieved of any obligation to pay the Holder the Prepayment Premium or Premium described in Article I.C of this Note.

ARTICLE VII

INTENTIONALLY OMITTED.

ARTICLE VIII

RANK; SECURITY; CONSENT RIGHTS; NOTICE OF CERTAIN ACTIONS

A.  Rank.  The Series C Notes shall rank pari passu as to repayment with the other Secured Convertible Notes and all such sets of notes shall rank senior as to repayment to any other indebtedness outstanding as of the Issuance Date other than equipment purchase and lease financing provided by General Electric Capital Corporation to the Borrower, with an outstanding principal amount of not more than $14,000 and (ii) equipment purchase and lease financing provided by VAResources, Inc. to the Borrower, with an outstanding principal amount of not more than $23,000.

B.  Security.  This Note is one of the “Notes” referred to in the Security Agreement.  Reference is hereby made to such agreement for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the rights of the Holder in respect thereof.

C.  Consent Rights.  So long as any Series C Notes are outstanding, the Borrower shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holder (or, if the Holder transfers portions of this Note to other holders, the approval of the Majority Holders (as defined herein)):

(i)  alter or change the rights, preferences or privileges of the Series C Notes;

(ii)  [Reserved];

(iii)  redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any securities of the Borrower, except (a) the Borrower may redeem all outstanding warrants of the Borrower originally issued by the Borrower on March 31, 2003 on such terms as its Board of Directors may establish, (b) pursuant to any equity compensation plan approved by the Borrower’s Board of Directors or (c) as expressly required by the terms of any Secured Convertible Note;

(iv)  [Reserved];

(v)  issue any debt securities or incur any indebtedness (except (a) any such indebtedness incurred to finance receivables in an amount at any time not to exceed eighty percent (80%) of the outstanding receivables owed to the Borrower at such time and (b) equipment purchase and lease financing in an amount at any time not to exceed $200,000), or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Borrower, except as expressly required by the terms of such securities or indebtedness;

(vi)  enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(vii)  cause or authorize any subsidiary of the Borrower to engage in any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Article VIII shall be effective to the extent that, by its terms, it applies to less than all of the Holders of the Series C Notes then outstanding.

D.  Notice Rights.  In addition to the foregoing consent rights, the Borrower shall provide the Holder with prior notification of any meeting of the stockholders (at the same time and with copies of proxy materials and other information sent to stockholders).  If the Borrower takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least fifteen (15) days prior to the record date specified therein (or forty-five (45) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

ARTICLE IX

INTENTIONALLY OMITTED.

ARTICLE X

INTENTIONALLY OMITTED.

ARTICLE XI

CERTAIN DEFINITIONS

For purposes of this Note, in addition to the other terms defined herein, the following terms shall have the following meanings:

A.  “business day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B.  “Change of Control” means the consummation of a transaction in which the Borrower:

(a)  sells, conveys, transfers or disposes of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Borrower);

(b)  merges or consolidates with or into any person or entity, which results in either (i) the holders of the voting securities of the Borrower immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Borrower or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of the board of directors or other governing body of the Borrower comprising fifty percent (50%) or less of the members of the board of directors or other governing body of the Borrower or such other surviving or acquiring person or entity immediately following such transaction.

C.  “Majority Holders” means the Holders of a majority of the aggregate principal amount and accrued interest represented by the Series C Notes then outstanding.

D.  “Maturity Date” means the earlier of December 13, 2007 or the date of consummation of a Change of Control.

E.  “Payment Date” applies only if the Borrower consummates a Change of Control in which the Borrower receives consideration in shares of the acquiring party’s capital stock, and shall mean the date that is on or before the tenth (10th) business day after the later to occur of the Payment Trigger Events; provided, however, that the Payment Date shall not be later than ninety (90) days after the closing of the Change of Control transaction.

F.  “Payment Trigger Event” means (i) the declaration by the Securities and Exchange Commission that the Registration Statement on Form S-3 that registers the shares of the acquiring party for resale by the Borrower is effective or (ii) the closing of the Change of Control transaction.

ARTICLE XII

MISCELLANEOUS

A.  Failure or Indulgency Not Waiver.  No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

B.  Lost or Stolen Notes.  Upon receipt by the Borrower of (i) evidence of the loss, theft, destruction or mutilation of this Note and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Borrower, or (z) in the case of mutilation, this Note (surrendered for cancellation), the Borrower shall execute and deliver a new Series C Note of like tenor and date.

C.  Remedies Cumulative.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Borrower to comply with the terms of this Note.  The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Borrower therefore agrees, in the event of any such breach or threatened breach, that the Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

D.  Waiver.  Notwithstanding any provision in this Note to the contrary, any provision contained herein and any right of the Holder granted hereunder may be waived as to all of the Series C Notes then outstanding (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of the Series C Notes shall be required.

E.  Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party.  The addresses for such communications are:

(i)        if to the Borrower, to:

Matritech, Inc.
330 Nevada Street
Newton, MA 02460
Telephone:  (617) 928-0820
Facsimile:  (617) 928-0821
Attention:  Chief Executive Officer

(ii)       if to the Holder, to:

U.S. Boston Corporation Profit Sharing Plan
Lincoln North
Lincoln, MA 01773
Telephone: (781) 259-0249
Facsimile: (781) 259-1166
Attention: Willard Umphrey and Leon Okurowski

or such other address as may be designated by the Holder in writing hereafter, in the same manner, by such person.

F.  Amendment Provision.  This Note and any provision hereof may be amended only by an instrument in writing signed by the Borrower and the Majority Holders; provided, however, that no such amendment, as applied to any of the Series C Notes held by any particular Holder of Series C Notes, shall, without the written consent of that particular Holder, (i) reduce the Interest Rate, extend the time for payment of Interest or change the manner or rate of accrual of Interest on the Series C Notes, (ii) reduce the amount of Principal, or extend the Maturity Date or the Payment Date, of the Series C Notes, (iii)  impair the right of any Holder to receive payment of Principal, Interest, the Premium or the Prepayment Premium, or other payments due under the Series C Notes, if any, on or after the due dates therefor; or (iv) modify any of the provisions of, or impair the right of any Holder under, this Article XII.F.

G.  Assignability.  This Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.  Notwithstanding anything to the contrary contained in this Note or the Transaction Documents, this Note may be pledged and all rights of the Holder under this Note may be assigned to any affiliate or to any other person or entity without the consent of the Borrower.

H.  Cost of Collection.  If an Event of Default occurs hereunder, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

I.  Governing Law; Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.  The Borrower and the Holder irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of New Castle, State of Delaware, in any suit or proceeding based on or arising under this Note and irrevocably agree that all claims between the parties in respect of such suit or proceeding may be determined in such courts.  The Borrower and the Holder irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum.  The Borrower and the Holder further agree that service of process upon the Borrower or the Holder, as applicable, mailed by first class mail shall be deemed in every respect effective service of process upon such party in any such suit or proceeding.  Nothing herein shall affect the right of the Borrower or the Holder to serve process in any other manner permitted by law.  The Borrower and the Holder agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

J.  Denominations.  At the request of the Holder, upon surrender of this Note, the Borrower shall promptly issue new Series C Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as the Holder shall request.

K.  Certain Waivers.  The Borrower and each endorser hereby waive presentment, notice of nonpayment or dishonor, protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, and hereby waive all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

L.  Severability.  If any provision of this Note shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Note or the validity or enforceability of this Note in any other jurisdiction.

M.  Maximum Interest Rate.  If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate and any payment received by the Holder in excess of the maximum permissible rate shall be treated as a prepayment of the principal of this Note.

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IN WITNESS WHEREOF, the Borrower has caused this Series C Note to be executed by its duly authorized officer as of the date first written above.

MATRITECH, INC.

By:
Name:    Stephen D. Chubb
Title:      Chief Executive Officer